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                                                                  EX-99.B(j)(A)

                          Independent Auditors' Consent

The Board of Trustees and Shareholders
Wells Fargo Variable Trust:

We consent to the use of our reports for the Asset Allocation Fund, Corporate Bond Fund, Equity Income Fund, Equity Value Fund, Growth Fund, International Equity Fund, Large Company Growth Fund, Money Market Fund and Small Cap Growth Fund, nine Funds of Wells Fargo Variable Trust, dated February 8, 2002, incorporated herein by reference, and to the references to our firm under the headings, "Financial Highlights" in the prospectuses and "Independent Auditors" in the statement of additional information.

                                                          /s/ KPMG LLP

                                                          KPMG LLP

San Francisco, California
April 19, 2002